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                     MARSHALL & ILSLEY CORPORATION
                                                               Exhibit 12

           Computation of Ratio of Earnings to Fixed Charges


                          ($ in thousands)

                                                   9 Months Ended
                                                    September 30,                   Years Ended December 31,
                                                --------------------------------------------------------------------------
Earnings:                                         1995        1994       1994       1993       1992       1991       1990
                                                  --------    --------   --------   --------   --------   --------   --------


 Earnings before income taxes, extraordinary
  items and cumulative effect of changes
   in accounting principles                       $219,876    $91,713    $167,803   $264,584  $231,792   $186,738   $143,192

 Fixed charges, excluding interest on deposits      84,127     53,175      77,074     47,905    50,687     66,641     85,234
                                                  ---------- ----------- ----------- --------- ---------- ---------- ----------


  Earnings including fixed charges but
   excluding interest on deposits                   304,003    144,888    244,877    312,489   282,479    253,379    228,426

 Interest on deposits                               243,043    188,602    255,861    272,100   334,443    448,757    466,537
                                                  ----------- ----------- ---------- --------- ---------- ---------- ----------


  Earnings including fixed charges and
   interest on deposits                            $547,046   $333,490   $500,738   $584,589  $616,922   $702,136   $694,963
                                                  ========== ========== =========== ========= ========== ========== ==========

Fixed Charges:

 Interest Expense:

  Short-term borrowings                             $38,842    $27,972    $39,681    $18,010   $17,606    $32,065    $56,849

  Long-term borrowings                               40,066     19,998     30,537     23,088    26,439     27,770     22,524

  One-third of rental expense for all operating
   leases (the amount deemed representative
    of the interest factor)                           5,219      5,205      6,856      6,807     6,642      6,806      5,861
                                                   ------------ ---------- --------- --------- ---------- ---------- ----------


  Fixed charges excluding interest on deposits       84,127     53,175     77,074     47,905    50,687     66,641     85,234

  Interest on deposits                              243,043     188,602    255,861   272,100   334,443    448,757    466,537
                                                  ------------ ---------- --------- --------- ---------- ---------- ----------

  Fixed charges including interest on deposits     $327,170    $241,777   $332,935   $320,005  $385,130   $515,398   $551,771
                                                  =========== ========== ========== ========= ========== ========== ==========


Ratio of Earnings to Fixed Charges:

 Excluding interest on deposits                     3.61 x       2.72 x     3.18 x    6.52 x    5.57 x     3.80 x     2.68 x

 Including interest on deposits                     1.67 x       1.38 x     1.50 x    1.83 x    1.60 x     1.36 x     1.26 x
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